Exhibit 99.1
FOR IMMEDIATE RELEASE
DAVID CHAPLIN, PH.D, CHIEF SCIENTIFIC OFFICER AND
HEAD OF RESEARCH AND DEVELOPMENT AT OXIGENE, NAMED EXECUTIVE VICE
CHAIRMAN OF THE COMPANY’S BOARD OF DIRECTORS
—Dr. Chaplin Brings Previous Experience as Vice President of Oncology Programs for
Aventis Pharmaceuticals and Rhone Poulenc Rorer To International Team of Directors—
—A Pioneer in Vascular Disrupting Technology, Dr. Chaplin Assumes Increased Responsibility as the
Company’s Therapeutic Candidates, CA4P and OXi4503,
Advance in Clinical Trials for Cancer and Ophthalmology—
Waltham, Mass.—December 1, 2005—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a leading developer of biopharmaceutical compounds designed to treat cancer and certain ophthalmologic diseases, today announced that David (Dai) Chaplin, Ph.D. has been appointed Executive Vice Chairman of its Board of Directors. Dr. Chaplin will continue to maintain his current senior management position as OXiGENE’s Chief Scientific Officer and Head of Research and Development.
With greater than 180 published scientific research papers, and more than 20-years in the field of oncology research and drug development, Dr. Chaplin is a world-renowned and respected scientist. Dr. Chaplin is a pioneer in the field of vascular disrupting technologies and is one of the original discoverers of the anti-cancer properties of Combretastatin. His original work formed the basis for not only the development of Combretastatin A4 Prodrug, OXiGENE’s lead clinical candidate for oncology and ophthalmology indications, but also the subsequent vascular targeting development program at Aventis Pharmaceuticals.
Dr. Chaplin was appointed Chief Scientific Officer and Head of Research and Development for OXiGENE in July 2000. Since then he has been a key driving force behind the Company’s strategic clinical focus and direction. His scientific input has been integral to the design, initiation and oversight of clinical programs which now have the Company in two Phase II clinical trials in oncology, a Phase II clinical trial in ophthalmology, and several earlier stage trials evaluating CA4P and OXi4503, OXiGENE’s second clinical compound, in studies investigating the candidates’ safety in both single agent and combination therapies.
“Dai has had a profound and positive impact on OXiGENE’s international clinical efforts, and his research acumen has been integral in shaping the Company’s scientific focus and direction to date,” commented Joel Citron, Chairman of the Board of OXiGENE. “As OXiGENE’s clinical programs progress into later stage trials, and as we work to advance towards market commercialization of CA4P in one or more key indications, we are confident that Dai’s scientific and executive management expertise will provide a complement to the skills and expertise of our current Board.”

Prior to joining OXiGENE, Dr. Chaplin served as Vice President of Oncology at Aventis Pharmaceuticals in Paris, France. Prior to the merger of Rhone Poulenc Rorer (“RPR”) with Hoechst Marion Roussell, Dr. Chaplin was RPR’s Senior Director of Oncology. Previously, Dr. Chaplin headed up the Cancer Research Campaign’s (“CRC”) Tumor Microcirculation Group, based at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital, London. During this time, he was also a member of the CRC Phase I/ II clinical trials committee. Dr. Chaplin also served as Section Head of Cancer Biology at Xenova in the U.K., and held a senior staff appointment at the British Columbia Cancer Research Centre from 1982 to 1990.
Educated in the United Kingdom, Dr. Chaplin has a B.Sc. in chemistry from the University of Essex, a M.Sc. in pharmacology from the University of Southampton, and completed his Ph.D. in tumor biology at the University of London.
Dr. Chaplin’s appointment to OXiGENE’s Board of Directors brings to eight the total number of directors on the company’s newly expanded Board. Other directors include Dr. Richard Chin, Joel Citron, Chairman, Fred Driscoll, President and Chief Executive Officer of OXiGENE, Arthur B. Laffer, Ph.D., William N. Shiebler, Per-Olof Söderberg and J. Richard Zecher, Ph.D.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
CONTACT:
OXiGENE, Inc.
Susan Hager
Director, Corporate Communications
781-547-5900
shager@oxigene.com
or
Media:
Waggener Edstrom Bioscience
Jenny Moede
503-443-7507
jmoede@wagged.com
Safe Harbor
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for a description of these risks.